UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2014

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2014, Kindred Healthcare, Inc. (the “Company”) issued a press release announcing that Mr. Benjamin A. Breier will become Chief Executive Officer of the Company, effective March 31, 2015 (the “Effective Date”), succeeding Mr. Paul J. Diaz who will become Executive Vice Chairman of the Board of Directors (the “Board”) as of the Effective Date. As Executive Vice Chairman, Mr. Diaz is expected to support critical areas including advancing the Company’s public policy agenda, network development and strategic planning.

Mr. Breier joined the Company in August 2005 as President of the Rehabilitation Division. In March 2008 he was named President of the Company’s Hospital Division. He was promoted to Chief Operating Officer in August 2010, and assumed the additional responsibilities of President in May 2012.

The Company also announced that Mr. Breier will become a member of the Board of Directors, effective as of the Effective Date. Given his extensive experience managing the Company’s operations, Mr. Breier will be able to provide the Board valuable insight into strategic and operational matters facing the Company and its competitors. No decision has been made at this time regarding which committees of the Board of Directors Mr. Breier will be joining.

A copy of the press release issued by the Company related to Mr. Breier’s appointment as the Chief Executive Officer and Mr. Diaz’s appointment as Executive Vice Chairman of the Board of Directors, each effective as of the Effective Date, is attached hereto as Exhibit 99.1.

Amended Employment Agreement – Breier

In connection with this announcement, a subsidiary of the Company entered into a new employment agreement (the “CEO Agreement”) with Mr. Breier, pursuant to which Mr. Breier will serve the Company as Chief Executive Officer as of the Effective Date. Until the Effective Date, Mr. Breier will continue to serve the Company as President and Chief Operating Officer, pursuant to the terms of the Employment Agreement between the Company and Mr. Breier dated September 20, 2012 (the “2012 Employment Agreement”). On the Effective Date, the CEO Agreement will replace and supersede, in all respects, the 2012 Employment Agreement.

The CEO Agreement has a three-year term which is extended daily by one day and which, in the event the Company notifies Mr. Breier of its intent not to extend the term, requires notification three years prior to the termination date of his employment and the CEO Agreement. The CEO Agreement provides that as of the Effective Date, Mr. Breier is entitled to an annual base salary of $925,000, subject to annual review by the Executive Compensation Committee of the Board for possible increases, and is eligible to participate in the Company’s short-term incentive plan (with a target bonus of 100% of base salary), long-term incentive plan (with a target bonus of 65% of base salary) and other employee benefit plans. Mr. Breier will also be eligible to participate in the Company’s equity-based compensation plans, and will receive awards of time-based and performance-based restricted stock, on or prior to the Effective Date, each with a grant date fair value equal to $1,900,000.

The CEO Agreement also provides for specified payments and benefits in the event of his termination of employment under certain circumstances. If Mr. Breier’s employment is terminated by the Company other than for cause (as defined in the CEO Agreement), or by Mr. Breier for good reason (as defined in the CEO Agreement), subject to his execution of a general release of claims, Mr. Breier will be eligible to receive (i) a cash severance payment equal to two and one-half times the sum of his base salary and short-term incentive target bonus for the year of termination, (ii) prorated awards under the Company’s short-term and long-term incentive plans those performance periods that have ended prior to his date of termination (based upon actual performance), and (iii) continued coverage for him and his eligible dependents under the Company’s employee benefit plans for the 30 month period following his date of termination (such period, the “Benefit Continuation Period”), including payments to cover any taxes incurred by Mr. Breier as a result of such continued coverage. In addition, Mr. Breier’s outstanding equity awards (other than awards of service-based restricted stock) will continue to vest (and in the case of stock options, remain exercisable) in accordance with the terms of such awards (including the achievement of performance measures) for the Benefit Continuation Period, and any awards of service-based restricted stock that would have vested during the Benefit Continuation Period will vest on his date of termination.

The description of the material terms of the CEO Agreement is qualified by reference to the full text of the CEO Agreement, which is attached hereto as Exhibit 10.1.

Amended Employment Agreement – Diaz

In connection with this announcement, a subsidiary of the Company also entered into a new Employment Agreement (the “Vice Chairman Agreement”) with Mr. Diaz, pursuant to which Mr. Diaz will serve the Company as Executive Vice Chairman of the Board of Directors, beginning on the Effective Date. The Vice Chairman Agreement replaces and supersedes, in all respects, the prior Employment Agreement between the Company and Mr. Diaz dated May 17, 2012.

Until the Effective Date, the Vice Chairman Agreement provides for Mr. Diaz’s continued employment as Chief Executive Officer, as well as a base salary of no less than Mr. Diaz’s current base salary, target bonuses of 100% and 75%, respectively, under the Company’s short-term and long-term incentive plans for 2014, and continued coverage under the Company’s employee benefit plans.

If Mr. Diaz is employed by the Company as of the Effective Date, the Vice Chairman Agreement provides that, subject to the execution of a general release of claims, Mr. Diaz will receive (i) a lump sum payment of $6,011,244, (ii) immediate vesting of service-based restricted stock awards that would have vested within a three year period following the Effective Date (the “Effective Date Period”), (iii) continued vesting of performance-based restricted stock awards (subject to achieving performance measures) and stock options for the Effective Date Period, and the opportunity to exercise the options during the Effective Date Period, and (iv) prorated awards under the Company’s long-term incentive plan (based upon actual performance) for those performance periods that have ended prior to the Effective Date.

Beginning on the Effective Date, the Vice Chairman Agreement provides for Mr. Diaz’s employment as Executive Vice Chairman of the Board of Directors for a one-year term. The Vice Chairman Agreement further provides that as of the Effective Date, Mr. Diaz is entitled to an annual base salary of $500,000 and is eligible to participate in the Company’s short-term incentive plan for 2015, with a target bonus of 100% of base salary, and in the Company’s employee benefit plans. Mr. Diaz will also be eligible to participate in the Company’s equity-based compensation plans and will receive a grant of performance-based restricted stock on or prior to the Effective Date with a grant date fair value of $500,000.

The Vice Chairman Agreement also provides for specified payments and benefits in the event of his termination of employment under certain circumstances. If Mr. Diaz’s employment is terminated prior to the Effective Date by the Company other than for cause (as defined in the Vice Chairman Agreement), or by Mr. Diaz for good reason (as defined in the Vice Chairman Agreement), subject to his execution of a general release of claims, he will be eligible to receive (i) a cash severance payment equal to three times the sum of his base salary and short-term incentive target bonus for the year of termination, (ii) prorated awards under the Company’s short-term and long-term cash incentive plans for those performance periods that have ended prior to his date of termination (based upon actual performance) and (iii) continued vesting (and in the case of stock options, exercisability) of Mr. Diaz’s outstanding equity awards (other than awards of service-based restricted stock) for the three year period following his date of termination (such period, the “Diaz Continuation Period”), in accordance with the terms of such awards (including the achievement of performance measures), provided that any awards of service-based restricted stock that would have vested during the Diaz Continuation Period will vest on his date of termination.

If Mr. Diaz’s employment is terminated by the Company at any point without cause (as defined in the Vice Chairman Agreement), subject to his execution of a general release of claims, Mr. Diaz is entitled to continued coverage for him and his eligible dependents under the Company’s employee benefit plans for the Diaz Continuation Period, including payments to cover any taxes incurred by Mr. Diaz as a result of such continued coverage and certain additional in-kind benefits.

The description of the material terms of the Vice Chairman Agreement is qualified by reference to the full text of the Vice Chairman Agreement, which is attached hereto as Exhibit 10.2.

Item 8.01.	Other Events.

Incorporated by reference is a press release issued by the Company on October 30, 2014 which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit 10.1	Employment Agreement dated as of October 30, 2014 by and between Kindred Healthcare Operating, Inc. and Benjamin A. Breier.
	Exhibit 10.2	Employment Agreement dated as of October 30, 2014 by and between Kindred Healthcare Operating, Inc. and Paul J. Diaz.
	Exhibit 99.1	Press release dated October 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KINDRED HEALTHCARE, INC.

Date: October 31, 2014	By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich
Co-General Counsel and Corporate Secretary